T. ROWE PRICE TAX-EXEMPT MONEY FUND, INC.

                             ARTICLES SUPPLEMENTARY
                          CLASSIFYING AUTHORIZED STOCK


     T. Rowe Price Tax-Exempt Money Fund, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST:
The total number of shares of stock of all classes and series which the Corporation initially has authority to issue is Five Billion (5,000,000,000) shares of capital stock (par value $.001 per share), amounting in aggregate par value to Fifty Million Dollars ($50,000,000). All of such shares are initially classified as the "Common Stock" class of the Tax-Exempt Money Fund. Pursuant to authority expressly granted by Article Fifth of the Articles of Incorporation of the Corporation, as amended from time to time (the "Charter"), the Board of Directors has duly authorized the creation of a new class of stock to be known as the Tax-Exempt Money PLUS Common Stock class of the Tax-Exempt Money Fund.
 Each such class shall consist, until further changed, of the lesser of (x) 5,000,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of the Corporation currently or hereafter authorized less the total number of shares of the Corporation then issued and outstanding of all other classes. The Tax-Exempt Money PLUS Common Stock class shall represent the same interest in the Corporation and have identical voting, dividend, liquidation, and other rights with the Common Stock of the Corporation; provided, however, that notwithstanding anything in the charter of the Corporation to the contrary:

               (1) Expenses uniquely related to the Tax-Exempt Money PLUS class of Common Stock (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated) shall be borne by that Class, and shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of that Class, all as the Board of Directors may determine by resolution from time to time, and shall be described in the prospectus or statement of additional information for such Class as and to the extent required by the Investment Company Act of 1940, as amended, and the rules and regulations thereunder. As of the date hereof, the Tax-Exempt Money PLUS shares shall not be subject to any Rule 12b-1 distribution fees.

               (2) As to any matter with respect to which a separate
          vote of any Class is required by the Investment Company Act (including, without limitation, approval of any plan, agreement or other arrangement referred to in subsection (1)
          above), such requirement as to a separate vote by that Class shall apply in lieu of any voting requirements established by the Maryland General Corporation Law.  As to any matter which does not affect the interest of the Tax-Exempt Money
          PLUS class of Common Stock, only the holders of shares of
          the affected Class or Classes shall be entitled to vote.
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     SECOND:
The shares aforesaid have been duly classified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation.
 These Articles Supplementary do not increase the aggregate authorized capital stock of the Corporation.


IN WITNESS WHEREOF, T. Rowe Price Tax-Exempt Money Fund, Inc. has caused these presents to be signed in its name and on its behalf by its Chairman of the Board and witnessed by its Secretary on October 16, 1998.


WITNESS:                  T. ROWE PRICE TAX-EXEMPT MONEY FUND, INC.


/s/Patricia S. Butcher          /s/William T. Reynolds
________________________ By:   ____________________________________
------------------------       ------------------------------------
Patricia S. Butcher, Secretary William T. Reynolds, Chairman of the Board


     THE UNDERSIGNED, Chairman of the Board of T. Rowe Price Tax-Exempt Money Fund, Inc., who executed on behalf of the Corporation Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                /s/William T. Reynolds
                               ____________________________________
                               ------------------------------------
                                William T. Reynolds, Chairman of the Board